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                                                                    EXHIBIT 11.1

                           STATEMENT RE: COMPUTATION
                             OF PER SHARE EARNINGS

                                                                  YEAR ENDED       NINE MONTHS ENDED
                          PRO FORMA                             AUGUST 2, 1996        MAY 2, 1997
--------------------------------------------------------------  --------------     -----------------
Shares outstanding............................................     1,490,826           1,498,056
Shares based upon the redemption of the Series A Preferred
  Stock.......................................................       614,000             673,857
Net effect of stock options based on the treasury stock
  method......................................................        29,240              28,259
                                                                   ---------           ---------
Total.........................................................     2,134,066           2,200,172
                                                                   ---------           ---------
CONTINUING OPERATIONS
Net loss from continuing operations...........................    $   (1,668)          $    (179)
                                                                   ---------           ---------
Per share amount..............................................    $     (.78)          $    (.08)
                                                                   ---------           ---------
DISCONTINUED OPERATIONS
Loss from discontinued operations.............................    $   (6,480)          $  (9,575)
                                                                   ---------           ---------
Per share amount..............................................    $    (3.04)          $   (4.47)
                                                                   ---------           ---------
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